Exhibit 10.1

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (this “Agreement”) is entered into as of October 30, 2020 (the “Effective Date”) between (i) Concrete Pumping Holdings, Inc. (“Newco”) and its wholly-owned subsidiary, Brundage-Bone Concrete Pumping Holdings, Inc. (f/k/a Concrete Pumping Holdings, Inc.) (the “Company”) and (ii) PGP Investors, LLC, on its own behalf, and on behalf of the Pre-Closing Holders (as defined in the Merger Agreement) in its capacity as the representative of the Pre-Closing Holders (the “Holder Representative”) (collectively the “Parties” and each individually a “Party”), in connection with that certain Agreement and Plan of Merger, dated as of September 7, 2018 (as amended, modified, supplemented or restated from time to time, the “Merger Agreement”), by and among Newco, the Company, the Holder Representative and the other parties thereto.

WHEREAS, on December 6, 2018, pursuant to the Merger Agreement and the transactions contemplated in connection thereof, Newco acquired the Company;

WHEREAS, the Merger Agreement provides that the Holder Representative shall have such powers and authority as are necessary to carry out the functions assigned to it under the Merger Agreement, including, after the Closing, to negotiate and enter into amendments to the Merger Agreement for and on behalf of the Pre-Closing Holders, and all actions taken by the Holder Representative under the Merger Agreement shall be binding upon the Pre-Closing Holders and their successors as if expressly confirmed and ratified in writing by each of them;

WHEREAS, the Company filed a federal income tax return for the tax year ended October 31, 2016 (“FY2016”) and paid taxes on the taxable income reported thereon;

WHEREAS, the Company filed a federal income tax return for the tax year ended October 31, 2017 (“FY2017”) and paid taxes on the taxable income reported thereon;

WHEREAS, the Company filed an amended federal income tax return for the tax year ending October 31, 2018 (“FY2018”) reporting a net operating loss (“NOL”);

WHEREAS, the Company filed an amended federal income tax return for a tax year ended December 5, 2018 (the “Stub Period”);

WHEREAS, Newco filed a consolidated federal income tax return (including the Company as a member) for the tax year ended October 31, 2019 (“FY2019”) reporting an NOL;

WHEREAS, on March 27, 2020, Congress enacted the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”), Pub. L. 116-136;

WHEREAS, the CARES Act permits taxpayers to carry back certain NOLs incurred after December 31, 2017 and before January 1, 2021 to prior years and thereby generate a cash refund for federal income tax that was paid in those prior years;

WHEREAS, a dispute has arisen between the Parties as to whether the federal income tax return filed for the Stub Period constituted a breach of Newco’s obligations under the Merger Agreement;

WHEREAS, a dispute has arisen between the Parties as to whether and the extent to which each Party is entitled to the proceeds of any federal tax refund of the Company attributable to NOLs that can be carried back to FY2016 and FY2017, to which the Holder Representative believes the Pre-Closing Holders are entitled;

WHEREAS, on or about April 7, 2020, Newco formed a Special Committee of disinterested directors (the “Special Committee”) to, among other things, review the issues raised as a result of the demand letter sent to the Company by the Holder Representative in respect of such disputes on March 31, 2020;

WHEREAS, the Parties dispute whether the Company is required under the Merger Agreement to seek the NOL carryback refunds requested by the Holder Representative on behalf of the Pre-Closing Holders and pay such amounts to the Pre-Closing Holders;

WHEREAS, on December 6, 2018, Newco, the Holder Representative, and Citibank, N.A., as escrow agent (the “Escrow Agent”) entered into that certain escrow agreement (the “Escrow Agreement”), whereby $6,100,000 of the transaction consideration was deposited into an escrow account (the “Indemnification Escrow Account”), subject to the terms and conditions of the Merger Agreement and the Escrow Agreement;

WHEREAS, on or about December 5, 2019, Newco issued a Claims Notice to the Holder Representative asserting certain indemnification claims against the Indemnification Escrow Account pursuant to Article XII of the Merger Agreement;

WHEREAS, on or about December 9, 2019, the Holder Representative issued a notice formally disputing each of the claims asserted in the Claim Notice and further disputed those claims in correspondence dated December 16, 2019;

WHEREAS, on or about December 9, 2019, pursuant to a joint instruction by Newco and the Holder Representative, the amount of $4,843,798.98 was released from the Indemnification Escrow Account by the Escrow Agent to the Exchange Agent and paid to certain Pre-Closing Holders, and the amount of $619,411.43 was released from the Indemnification Escrow Account by the Escrow Agent to the Surviving Corporation for the benefit of Pre-Closing Holders of Vested Options;

WHEREAS, approximately $636,789.59 remains in the Indemnification Escrow Account;

WHEREAS, the Holder Representative has claimed that the Pre-Closing Holders are entitled to 100% of the funds currently remaining in the Indemnification Escrow Account;

WHEREAS, Newco has reviewed the position of the Pre-Closing Holders and maintains Newco is entitled to approximately $589,088.73 of the remaining funds in the Indemnification Escrow Account;

WHEREAS, Holder Representative has claimed the Pre-Closing Holders are entitled to certain fuel tax refunds relating to Pre-Closing Tax Periods, which Newco does not dispute;

WHEREAS, each of Bruce Young (“BY”) and Iain Humphries (“IH”) is separately agreeing to waive his right to receive certain payments otherwise payable to him in his capacity as a Pre-Closing Holder pursuant to this Agreement, and the Parties desire that the full amount of such waived payments be retained by Newco and the Company; and

WHEREAS, the Parties wish to resolve such foregoing disputes with finality.

NOW THEREFORE, in consideration of the mutual promises set forth in this Agreement, and for other good and valuable consideration, the receipt and the legal sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

1.     [Reserved.]

2.     Effective Date of the Agreement. This Agreement shall become effective on the Effective Date.

3.     Definitions. Unless otherwise defined herein (including the preamble and recitals hereto), a capitalized term that is defined in the Merger Agreement or the Escrow Agreement, shall have the meaning ascribed to that term by the applicable agreement.

a.     “Actual Tax Refund” means the September 2020 Refund and the 2019 Return Refund (if any).

b.     “Pre-Closing Holder Percentage” means the quotient, expressed as a percentage, that is equal to (A) $1,900,000 divided by (B) $4,300,000.

4.     Tax Refunds.

a.     On July 24, 2020, Newco caused the Company to timely file a Form 1139 (Corporation Application for Tentative Refund) with the Internal Revenue Service (“IRS”), a copy of which has been provided by the Company to the Holder Representative, requesting a carryback of all NOLs from FY2018 to FY2016 and FY2017 to obtain the resulting Tax Refunds (which shall be claimed in cash). The Holder Representative hereby consents to such filing. In September 2020, the Company received a tax refund from the IRS of approximately $3.2 million as a result of the carryback of NOLs from FY2018 to FY2016 and FY2017 (the “September 2020 Refund”).

b.     In August 2020, Newco caused the Company to file a 2019 U.S. federal income tax return (the “2019 Return”), a copy of which has been provided by the Company to the Holder Representative. In connection with the filing of the 2019 Return, Newco caused the Company to carry back additional NOLs from FY2019 to FY2017 and request a refund of an additional approximately $1.1 million, which is still outstanding. The Holder Representative hereby consents to such filings.

c.     Newco shall pay by wire transfer the sum of $1,507,238.98 (representing the Pre-Closing Holder Percentage of the September 2020 Refund, plus $100,000) to the Pre-Closing Holders, which sum shall be paid to the Pre-Closing Holders within three (3) Business Days of the Effective Date in the manner consistent with the terms of the Merger Agreement as illustrated on Exhibit A.

d.     To the extent that Newco or any of its Affiliates (including the Company or any of its Subsidiaries) receives or utilizes any tax refund, tentative tax refund, credit or similar amounts (including any interest paid or credited by a Governmental Authority with respect thereto) as a result of the carryback of NOLs to FY2017 described in paragraph 4.b. above (a “2019 Return Refund”) and such amounts would not be subject to clawback in accordance with paragraph 5 hereof if such amounts had already been paid as of the date of the receipt of the 2019 Return Refund, within five (5) Business Days of receipt of any portion of the 2019 Return Refund or the filing of any Tax Return utilizing such 2019 Return Refund (in the form of a credit or offset to Taxes otherwise payable), as the case may be, Newco shall promptly pay to the Pre-Closing Holders or cause its applicable Subsidiaries to pay to the Pre-Closing Holders an amount equal to the product of (A) such 2019 Return Refund proceeds multiplied by (B) the Pre-Closing Holder Percentage, in the manner consistent with the terms of the Merger Agreement as illustrated on Exhibit A hereof.

e.     For avoidance of doubt, any amounts payable pursuant to this paragraph 4 shall be subject to tax withholding as required by Law in accordance with the terms of the Merger Agreement. Newco shall provide the Holder Representative with written notice reasonably in advance of any anticipated tax withholding (other than any payroll or employment tax withholding in respect of Vested Options), and Newco and the Holder Representative shall use their commercially reasonable efforts to cooperate in good faith to mitigate any such tax withholding to the extent permitted by applicable Law.

5.     Clawback.

a.     In the event that Newco or the Company is required to repay to the IRS or other applicable Governmental Authority having authority over such Actual Tax Refunds due to a change in applicable Law after the Effective Date (including any definitive ruling or definitive interpretive guidance published by a Governmental Authority having authority over such Actual Tax Refunds) or audit by a Governmental Authority having authority over such Actual Tax Refunds, all or a portion of such Actual Tax Refunds described in paragraphs 4.c and 4.d above already paid to the Pre-Closing Holders (the portion so required to be repaid to the IRS or other Governmental Authority constituting “Clawed Back Refunds”), then the Pre-Closing Holders shall pay to Newco, (x) such Clawed Back Refunds and (y) any interest or penalties assessed by the IRS or other Governmental Authority thereon to the extent relating to or arising from the payment to the Pre-Closing Holders contemplated hereby and/or any delay in the payment of such Clawed Back Refunds by the Pre-Closing Holders from the date that Newco or the Company notifies the Holder Representative of such repayment requirement, within thirty (30) days of the Holder Representative receiving written demand therefor from Newco (which written demand shall include reasonable supporting documentation for Holder Representative to review Newco’s and/or the Company’s determination of its repayment obligation); provided that it is acknowledged and agreed that the Company shall be entitled to make the determination (acting reasonably and in good faith) as to whether Newco or the Company is so required to repay Actual Tax Refunds to the IRS or another Governmental Authority after reasonable consultation with the Holder Representative. As of the date hereof, Newco and the Company each represent and warrant that neither currently intends to repay to the IRS or other applicable Governmental Authority any amount of Actual Tax Refunds.

b.     The total amount required to be paid to Newco pursuant to paragraph 5.a shall not, in the aggregate, exceed the sum of (x) the aggregate amount actually paid (it being acknowledged and agreed that any amounts withheld in accordance with paragraph 4.e are deemed paid) to the Pre-Closing Holders by Newco pursuant to paragraphs 4.c and 4.d above, less $100,000, and (y) any interest or penalties assessed by the IRS or other Governmental Authority thereon to the extent relating to or arising from the payment to the Pre-Closing Holders contemplated hereby and/or any delay in the payment of such Clawed Back Refunds by the Pre-Closing Holders from the date that Newco or the Company notifies the Holder Representative of such repayment requirement.

6.     Participation. Newco shall, upon request, permit the Holder Representative (at its sole cost and expense) to participate in any Tax Contest relating to a Tax Refund claim contemplated by paragraph 4 or relating to the repayment of any Clawed Back Amounts to the IRS or other applicable Governmental Authority as contemplated by paragraph 5 (it being understood that Newco shall in all cases be entitled to control the prosecution of any such proceedings, acting reasonably and in good faith). Any expenses of Newco and the Company associated with the prosecution of any Tax Contest related to a Tax Refund claim contemplated by paragraph 4 shall be borne by (i) the Pre-Closing Holders, in the proportion of the Pre-Closing Holder Percentage, on the one hand, and (ii) Newco, in the proportion of a percentage equal to 100% minus the Pre-Closing Holder Percentage, on the other hand.

7.     No Transfer of Claims. Newco represents and warrants that it has not sold, assigned, transferred, conveyed, or otherwise disposed of to any persons or any third party, by operation of law or otherwise, any action, cause of action, suit, debt, obligation, account, contract, agreement, covenant, guarantee, judgment, damage, claim, counterclaim, liability or demand of any nature whatsoever relating to any matter covered by this Agreement. The Holder Representative represents and warrants that the Holder Representative (acting on behalf of any Pre-Closing Holders) has not sold, assigned, transferred, conveyed, or otherwise disposed of to any persons or any third party, by operation of law or otherwise, any action, cause of action, suit, debt, obligation, account, contract, agreement, covenant, guarantee, judgment, damage, claim, counterclaim, liability or demand of any nature whatsoever relating to any matter covered by this Agreement. The Holder Representative further represents that the Holder Representative has not transferred, assigned or relinquished to any other Person the right to bring any such claims on behalf of the Pre-Closing Holders against Newco or the Company under the Merger Agreement. Each Party is entitled to rely on the representations and warranties of the other Parties contained in this Agreement.

8.     No Admission of Liability. The Parties agree that the terms of this Agreement and any payments pursuant to this Agreement are solely in settlement of all disputed claims under the Merger Agreement and the Escrow Agreement, which are denied by each of the Parties, and are not and should not be construed in any way as an admission of liability.

9.     Escrow Disbursement of Indemnification Escrow Account. On the Effective Date, Newco and the Holder Representative shall issue to Escrow Agent a joint written instruction, in the form attached hereto as Exhibit B (the “Escrow Disbursement Instructions”), to disburse the entire amount in the Indemnification Escrow Account, and thereafter terminate the Indemnification Escrow Account. If Escrow Agent requests or demands that Newco and the Holder Representative revise the Escrow Disbursement Instructions, provide additional documents or information, or take any other action in connection with the Escrow Disbursement Instructions, then the Holder Representative and Newco shall each use its reasonable best efforts to cooperate with Escrow Agent to facilitate the Parties’ mutual goal of the release of the funds in the Indemnification Escrow Account promptly. The Escrow Disbursement Instructions reflect, and are controlling as to, the following disbursements:

a.     The sum of $300,000 (the “Pre-Closing Holders Payment”), to be paid to the Pre-Closing Holders from the Indemnification Escrow Account in accordance with the terms of the Merger Agreement as illustrated on Exhibit A.

b.     To Newco from the Indemnification Escrow Account the remainder of the funds in the Indemnification Escrow Account after deducting the Pre-Closing Holders Payment of $300,000 and any amounts due to the Escrow Agent.

10.     Fuel Tax Refunds.

a.     Within five (5) Business Days of the receipt thereof, Newco shall pay to the Pre-Closing Holders all fuel tax refunds from the IRS (together with any interest paid by the IRS thereon) identified in Exhibit C (the “Expected Fuel Tax Refunds”), which reflects the federal fuel tax refunds payable pursuant to refund requests prepared for fiscal year 2016 that the Company or its Subsidiaries have filed for and expect to receive in connection with Pre-Closing Tax Periods, identified in Exhibit C, net of the actual allocated expenses (including Taxes) incurred in order for Newco to obtain (or incurred as a result of Newco obtaining) the Expected Fuel Tax Refunds as are set forth on Exhibit C), whether incurred prior to or after the date hereof, payable in accordance (and without duplication) with the terms of the Merger Agreement with consistent methodology illustrated on Exhibit A.

b.     For the avoidance of doubt, Exhibit C reflects the expected amounts payable pursuant to this paragraph 10, net of (i) any incremental Taxes payable by Newco or any of its Subsidiaries as a result of the receipt thereof and (ii) other expenses incurred by Newco, the Company or any Subsidiary or any of their Affiliates with respect to such amount, and no further deductions or offsets shall be made in respect thereof except as set forth in the following sentence. Notwithstanding anything in this Agreement to the contrary, if the actual amount of any Expected Fuel Tax Refunds received by Newco from the IRS differs from the applicable amount set forth on Exhibit C or the IRS or other Governmental Authority contests the amount claimed, then the amount of the Expected Fuel Tax Refund (and the amount of the actual allocated expenses (including Taxes) incurred in order for Newco to obtain (or incurred as a result of Newco obtaining) the Expected Fuel Tax Refunds to be deducted from such amount) shall be reduced to account for such lower amount of Expected Fuel Tax Refunds actually refunded by the IRS and/or any expenses incurred in connection with such Expected Fuel Tax Refund after the date hereof.

11.     Waiver and Release.

a.     Release and Waiver by Newco. As of the Effective Date, Newco, on behalf of itself, its sponsors, its Affiliates, its Subsidiaries, and each of its and their respective past, present and future agents, successors, assigns, parents, subsidiaries, Affiliates, alter-egos, predecessors, successors-in-interest, purchasers, owners, officers, directors, executives, partners, shareholders, sureties, insurers, employees, attorneys, representatives, indemnitors, trustees and receivers (collectively, the “Newco Affiliated Parties”; provided, that for purposes of this paragraph 11, “Newco Affiliated Parties” shall not include the Holder Representative or any Pre-Closing Holders), hereby generally, irrevocably, unconditionally and completely releases and forever discharges each of the Pre-Closing Holder Affiliated Parties (defined below) from and against any and all past and present disputes, claims, controversies, demands, rights, actions, liabilities, suits, causes of action, obligations, duties, debts, liens, losses, costs, expenses (including, without limitation, attorneys’ fees) and damages of every nature, kind and description, known or unknown, that either Newco or the Newco Affiliated Parties now have or may have at any time in the future against the Holder Representative or any of the Pre-Closing Holder Affiliated Parties to the extent arising out of or relating to any Released Matters (defined below) except as set forth herein. This release includes claims for Released Matters of which the Newco Affiliated Parties are presently unaware or which they do not presently suspect to exist which, if known to them, would materially affect their release of the Pre-Closing Holder Affiliated Parties. For avoidance of doubt, the release provided for in this paragraph 11.a shall not extend to any claims against, or any obligations of, any Pre-Closing Holder Affiliated Party arising out of this Agreement. Notwithstanding anything to the contrary in this Agreement, (i) the release by the Newco Affiliated Parties of the Pre-Closing Holders shall not constitute a release of any Pre-Closing Holder Affiliated Parties in any capacity other than their capacity as Pre-Closing Holders (or representatives thereof in such capacity), (ii) the release by the Newco Affiliated Parties of PGP Investors, LLC and BBCP Investors, LLC and their respective Specified Pre-Closing Holder Affiliated Parties (as defined in the Undertaking (as defined below)) shall be conditioned upon the receipt of an Undertaking that has been duly executed and delivered by BBCP Investors, LLC and (iii) the release by the Newco Affiliated Parties of BY and IH, as applicable, and each of their respective Specified Pre-Closing Holder Affiliated Parties shall be conditioned upon the receipt of a Waiver that has been duly executed by BY or IH, respectively.

b.     Release and Waiver by the Holder Representative. As of the Effective Date, the Holder Representative, on behalf of itself, the Pre-Closing Holders, each of their respective Affiliates and each of their respective Subsidiaries, and each of their respective past, present and future agents, successors, assigns, parents, subsidiaries, affiliates, alter-egos, predecessors, successors-in-interest, purchasers, owners, officers, directors, executives, partners, shareholders, sureties, insurers, employees, attorneys, representatives, indemnitors, trustees and receivers (collectively, the “Pre-Closing Holder Affiliated Parties”; provided, that for purposes of this paragraph 11, “Pre-Closing Holder Affiliated Parties” shall not include Newco or the Company), hereby generally, irrevocably, unconditionally and completely releases and forever discharges Newco and each of the Newco Affiliated Parties from and against any and all past and present disputes, claims, controversies, demands, rights, actions, liabilities, suits, causes of action, obligations, duties, debts, liens, losses, costs, expenses (including, without limitation, attorneys’ fees) and damages of every nature, kind and description, known or unknown, that the Pre-Closing Holder Affiliated Parties now have or may have at any time in the future against Newco or any of the Newco Affiliated Parties to the extent arising out of or relating to any Released Matters except as set forth herein. This release includes claims for Released Matters of which the Pre-Closing Holder Affiliated Parties are presently unaware or which they do not presently suspect to exist which, if known to them, would materially affect their release of the Newco Affiliated Parties. For avoidance of doubt, the release provided for in this paragraph 11.b shall not extend to any claims against, or any obligations of, any Newco Affiliated Party arising out of this Agreement. Notwithstanding anything to the contrary in this Agreement, the release by the Pre-Closing Holder Affiliated Parties of the Newco Affiliated Parties shall not constitute a release by any Pre-Closing Holder Affiliated Parties of any claims they may have in any capacity other than in their capacity as Pre-Closing Holders (or by the Holder Representative in its capacity as the representative of the Pre-Closing Holders).

12.     Released Matters. “Released Matters” shall include only the following:

a.     Any claim based upon, arising out of, or relating to the obligations of Newco and the Newco Affiliated Parties under the Merger Agreement to pursue federal income tax refunds that relate to a Pre-Closing Tax Period or other tax refunds for which the carrying back of NOLs was not permitted by the applicable taxing authority as of the date of the Merger Agreement.

b.     Any claim based upon, arising out of, or relating to the obligations of, or actions taken by, Newco and the Newco Affiliated Parties to cause or fail to cause the Company to end the Stub Period on December 6, 2018.

c.     Any claim based upon, arising out of, or relating to the manner in which the Company prepares or has prepared any Tax Return (other than as expressly set forth in this Agreement), including the manner and timing in which the Company claimed deductions in respect of the Transaction Expenses and the utilization of the “next day rule” in connection therewith when preparing its Tax Returns. For the avoidance of doubt, such release shall extend to any claim that the Pre-Closing Holder Affiliated Parties may have relating to the manner in which Newco prepares or amends any Tax Return after the date hereof.

d.     Any claim based upon, arising out of, or relating to the Indemnification Escrow Account or any matters set forth in the Claim Notice.

e.     Without limiting the requirements of paragraph 10, any claim based upon, arising out of, or relating to any fuel tax refunds from the IRS paid by Newco to the Pre-Closing Holders prior to the Effective Date or the Expected Fuel Tax Refunds.

f.     Any other claim, including for indemnification, arising out of, relating to or pursuant to the Merger Agreement or the transactions contemplated thereby; provided, that nothing in this Agreement shall limit or otherwise modify the rights and obligations of Newco or any other party pursuant to the terms of the Stockholders Agreement.

13.     Waiver of California Civil Code Section 1542. Each Party to this Agreement waives all rights under Section 1542 of the California Civil Code of the State of California and all similar Laws of any state or territory of the United States or other jurisdiction. Section 1542 of the California Civil Code provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Each Party to this Agreement understands that the facts with respect to which the releases herein are given may hereinafter turn out to be other than or different from the facts now known or believed to be true, and each such Party accepts and assumes the risk of the facts turning out to be different and agrees that this Agreement shall be and remain in all respects effective and not subject to termination or rescission by virtue of any such difference in facts. Notwithstanding anything to the contrary in this Agreement, any Party may disclose this representation and warranty in any litigation.

14.     Right to Offset. To the extent that any amount becomes payable by any Pre-Closing Holder pursuant to paragraph 5 (Clawback) hereunder, each of Newco and the Company shall, subject to applicable Law and upon five (5) days’ prior written notice delivered to such Pre-Closing Holder by Newco or the Company, have the right but not the obligation to offset any other amount it owes or may owe to any such Pre-Closing Holder by any amounts owed to it by such Pre-Closing Holder under paragraph 5 of this Agreement.

15.     Further Cooperation. Each of the Parties and the Pre-Closing Holders agrees to cooperate to execute any further documents or agreements reasonably necessary to implement and effect the intent and purposes of this Agreement and no Party or any Pre-Closing Holder shall take any action inconsistent with or in contravention of (or to otherwise circumvent) the terms of this Agreement. Except as required by Law (including in connection with any required repayment of Clawed Back Refunds pursuant to paragraph 5 hereunder), Newco shall not, and shall cause the Company and its Subsidiaries not to take any action that in and of itself, (i) increases the Tax liability of the Company or any of its Subsidiaries with respect to any Pre-Closing Tax Period or a portion of a Straddle Period beginning on or before the Closing Date or (ii) is a voluntary Tax disclosure, Tax amnesty filing or other similar filing, in each case, with a Governmental Authority having authority over the Actual Tax Refunds relating to any Pre-Closing Tax Period or a portion of a Straddle Period ending on or before the Closing Date; provided that none of the foregoing shall limit or modify in any respect the rights of Newco or the Company to repay any Actual Tax Refunds to the IRS or Governmental Authority or receive any Clawed Back Refunds from the Pre-Closing Holders, in each case, to the extent in accordance with paragraph 5 hereunder. All payments required to be made to the Pre-Closing Holders pursuant to this Agreement (other than payments required to be made in respect of Vested Options and to the UK Rollover Investors) shall be delivered to the Exchange Agent for distribution to the applicable Pre-Closing Holders in accordance with the terms of this Agreement and instructions to the Exchange Agent from Newco and the Holder Representative consistent with the terms of this Agreement and the Merger Agreement, and shall be reduced by the amount of the expenses of the Holder Representative as set forth on Exhibit A (the “Expense Amount”), which Expense Amount shall be paid to the Holder Representative directly by Newco.

16.     Attorneys’ Fees. The Parties agree to pay their own costs and attorneys’ fees incurred in connection with the drafting, negotiation, and execution of this Agreement. However, should any litigation or other dispute arise as a result of or related to this Agreement, the prevailing party shall be entitled to all reasonable attorneys’ fees incurred by such prevailing party in connection therewith.

17.     Waiver. The failure to strictly enforce any or all of the terms of this Agreement by either Party shall not be construed as and shall not result in a waiver of their right to strictly enforce any and all of the terms and conditions of this Agreement, despite such Party’s prior failure to strictly enforce the terms and conditions of this Agreement.

18.     Authority. Each of the persons signing this Agreement represents and warrants, on behalf of himself/herself and of the Party for whom he/she purports to sign, that he/she is duly authorized to enter into this Agreement on behalf of, and bind, such party and, in the case of the Holder Representative, the Pre-Closing Holders as provided under the terms of the Merger Agreement. Moreover, each Party represents to the other Party that (a) if it is an entity, (i) it is validly existing and in good standing under the Laws of the jurisdiction in which it was organized, (ii) it has all requisite power and authority to execute, deliver and perform its obligations under this Agreement, (iii) the execution, delivery, and performance by such Party of this Agreement is authorized by all necessary action on the part of such Party, and (iv) the execution, delivery, and performance by such Party of this Agreement does not and will not violate any material provision of the applicable partnership agreement, limited liability company operating agreement, or other charter documents of such Party, (b) the execution, delivery, and performance by such Party of this Agreement does not and will not (i) violate any material provision of Law applicable to such Party, or any order, judgment or decree of any court or other governmental authority binding on such Party, or (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any contract or agreement to which such Party is a party, and (c) the execution, delivery, and performance by such Party of this Agreement is the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by its bankruptcy, insolvency, reorganization, moratorium, or similar Law relating to or limiting creditors’ rights generally. Newco’s entrance into this Agreement has been authorized by the Special Committee.

19.     Independent Legal Advice. Each Party acknowledges, warrants and represents that it has sought such independent legal advice as it deems necessary with respect to the advisability of making this Agreement and the meaning and effect of all aspects of the Agreement, and executes this Agreement with full knowledge of all rights which it may have. Each Party represents that it enters into this Agreement freely, knowingly and voluntarily, and that the execution and delivery of this Agreement and all required documents is not the result of any fraud, duress, mistake or undue influence whatsoever; provided that this representation is not made with respect to actual (not constructive) fraud with respect to any of the representations and warranties made by the Parties set forth herein.

20.     Choice of Law and Forum Selection. This Agreement shall be governed as to its validity, interpretation and effect by the Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought against any of the Parties exclusively in any of the state or federal courts located in the State Delaware and each of the Parties consents to the jurisdiction of such courts (and to appropriate appellate courts) in any such action or proceeding and waives (i) any objection to venue laid therein or (ii) any claim that any such court constitutes an inconvenient forum.

21.     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

22.     Execution. A photocopy of the fully executed original of this Agreement shall be deemed to be an original for any and all purposes.

23.     Entire Agreement. This Agreement, together with the Undertakings and the Waivers, represents and contains the entire agreement and understanding among the Parties hereto (and the Pre-Closing Holders) with respect to the subject matter of this Agreement, and supersedes any and all prior oral and written agreements and understandings. No representation, warranty, condition, understanding or agreement of any kind with respect to the subject matter, except those contained herein, shall be relied upon by the Parties (and the Pre-Closing Holders). This Agreement may not be amended or modified except by an agreement signed by the Party against whom enforcement of any modification or amendment is sought.

24.     Severability. Should any provision of this Agreement be held to be illegal, invalid or unenforceable, then the remaining portions of this Agreement will nonetheless remain in full force and effect, unless such portion of the Agreement is so material that its deletion would violate the essential purpose and intent of the Parties.

25.     Construction. Each Party represents and warrants that it has had an opportunity to fully review the provisions of this Agreement with attorneys of its own choice as a result of which the Parties hereto acknowledge and agree (a) that any rule of law that provides that ambiguities are to be construed against the drafting Party shall not be employed in the interpretation of this Agreement (b) that each Party signing this Agreement is entering into this Agreement knowingly, voluntarily, and of its own free will, and (c) that, except as expressly provided herein, no Party is relying on any representation of law or fact made by any other Party, including, without limitation, matters of foreign law.

26.     Undertaking by the Pre-Closing Holders. Notwithstanding anything in this Agreement to the contrary, (i) with respect to payments to be made pursuant to this Agreement to Pre-Closing Holders (other than payments required to be made in respect of Vested Options, to the UK Rollover Investors or to BY or IH), Newco and the Holder Representative shall instruct the Exchange Agent to not make a distribution of any such payment to or for the benefit of any Pre-Closing Holder unless and until such Pre-Closing Holder delivers a duly executed undertaking in the form attached hereto as Exhibit D to the Exchange Agent (an “Undertaking”), and (ii) with respect to payments to be made pursuant to this Agreement to Pre-Closing Holders in respect of Vested Options and to the UK Rollover Investors, neither Newco nor the Company shall have any obligation to make any such payment to or for the benefit of any Pre-Closing Holder (other than BY or IH) unless and until such Pre-Closing Holder delivers an Undertaking. Notwithstanding anything herein to the contrary, the Holder Representative and Newco shall direct the Exchange Agent to return to Newco, on the date that is one (1) year after the Effective Date, any amounts that have been paid to the Exchange Agent for distribution to the Pre-Closing Holders pursuant to this Agreement but which amounts have not been paid to the Pre-Closing Holders as of such date (e.g., because of any Pre-Closing Holder’s failure to deliver an Undertaking prior to such date), and thereafter each Pre-Closing Holder shall be entitled, upon delivery of an Undertaking, to look to Newco (subject to abandoned property, escheat and other similar laws) as a general creditor thereof with respect to any amounts to which may be due and payable to such Pre-Closing Holder pursuant to this Agreement.

27.     Waiver of Payments. Concurrently with the execution of this Agreement, each of BY and IH are delivering a waiver (each, a “Waiver”) pursuant to which each of BY and IH, on his own behalf and not on behalf of any other Pre-Closing Holder, has agreed to waive any NOL carryback amounts or advances under the Settlement Agreement to which he is otherwise entitled as a Pre-Closing Holder (such amounts as more specifically set forth in the Waivers, collectively, the “Waived Payments”). Each of the Parties acknowledges and agrees that, notwithstanding anything in this Agreement to the contrary, Newco and the Company shall be entitled to retain, and shall not be required to pay to the Pre-Closing Holders (or to the Exchange Agent to be paid to the Pre-Closing Holders), any Waived Payments that would otherwise be payable under this Agreement to each of BY and IH. For the avoidance of doubt, neither BY nor IH has waived any payments required to be made to him as a Pre-Closing Holder pursuant to this Agreement other than the Waived Payments.

28.     Communications. Each of the Parties hereby agrees that such Party shall not make, and shall direct its respective employees, officers, directors and other representatives to not make, any public announcement or other public statements regarding the terms of this Agreement or the transactions contemplated hereby without the prior written consent of Newco and the Holder Representative; provided, that nothing in this paragraph 28 shall restrict (a) Newco from filing this Agreement with the SEC on Form 8-K in the form provided to the Holder Representative on the date hereof, (b) (i) Newco or any of its respective employees or officers or directors from making any other public statements or disclosures consistent in substance with the disclosure set forth in such Form 8-K filing as provided to the Holder Representative on the date hereof (the “8-K”), or (ii) any Party or any of its respective employees, officers or directors from making any other public statements or disclosures as necessary to comply with applicable Law or Governmental Order (including the disclosure requirements of the SEC, IRS or other applicable Governmental Authority) based on the advice of counsel to such Party (or, in the case of Newco, based on the advice of Newco’s auditor or counsel to the Special Committee), in which event the Party making such statement or disclosure shall so notify the other Parties as promptly as is practicable (if not legally prohibited from doing so, and if practicable, prior to making such disclosure or statement), or (c) the Chief Executive Officer or Chief Financial Officer of Newco or the Chairman of the Audit Committee of the board of directors of Newco from responding to questions or comments relating to this Agreement and the transactions contemplated hereby from investors, analysts, lenders and other third parties.

IN WITNESS WHEREOF, the Parties, each intending to be legally bound hereby, have caused this Agreement to be executed, on their own or through their respective duly authorized officers, as of the Effective Date set forth above.

[Signature page follows]

Concrete Pumping Holdings, Inc. By: /s/ Bruce F. Young_____________ Name: Bruce F. Young Title: President & CEO	PGP Investors, LLC By: /s/ M. Brent Stevens Name: M. Brent Stevens Title: Authorized Signatory
BRUNDAGE-BONE Concrete Pumping Holdings, Inc. By: /s/ Bruce F. Young_____________ Name: Bruce F. Young Title: President & CEO

EXHIBIT A

PRE-CLOSING HOLDER ALLOCATIONS

EXHIBIT B

ESCROW DISBURSEMENT INSTRUCTIONS

EXHIBIT C

FUEL TAX REFUNDS EXPECTED TO RECEIVE AS OF THE EFFECTIVE DATE

EXHIBIT D

FORM OF UNDERTAKING OF THE PRE-CLOSING HOLDERS